EXHIBIT 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations of WageWorks, Inc. for the year ended December 31, 2018

This management’s discussion and analysis provides a review of the results of operations, financial condition and liquidity and capital resources of WageWorks, Inc. (“WageWorks”, “we”, “us”, “our” or the “Company” refer to WageWorks, Inc. and its wholly owned subsidiaries) and outlines the factors that have affected recent results, as well as those factors that may affect future results. Our actual results in the future may differ materially from those anticipated in these forward looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward Looking Statements” and elsewhere in WageWorks’s Annual Report on Form 10-K for the year ended December 31, 2018. The following discussion and analysis should be read in conjunction with WageWorks’s Consolidated Financial Statements and related notes included in Exhibit 99.1 to this Current Report on Form 8-K.

Overview

Our Business

We are a leader in administering CDBs which empower employees to save money on taxes while also providing corporate tax advantages for employers. We are solely dedicated to administering CDBs, including pre-tax spending accounts such as HSAs, health and dependent care FSAs, HRAs, as well as commuter benefit services, including transit and parking programs, wellness programs, COBRA and other employee benefits in the United States.

In September 2015, we entered into our second partner arrangement with Ceridian to transition their COBRA and direct bill portfolio to WageWorks. This relationship also allows Ceridian to resell the Company’s COBRA and direct bill services to their new and existing clients, in addition to the full suite of healthcare and commuter products they have been selling. Pursuant to the arrangement, transition of the portfolio was completed by the second quarter of 2016.

In March 2016, we were selected by the OPM to administer its FSAFEDS. This relationship provides eligible federal employees access to our advanced technology platform and premium service capabilities.

On November 28, 2016, we completed the transaction with ADP, a leading global provider of Human Capital Management solutions, to acquire the “the ADP CHSA/COBRA Business” for approximately $235.0 million in cash.

Critical Accounting Policies and Significant Management Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that there are several accounting policies that are critical to understanding our business and prospects for future performance, as these policies affect the reported amounts of revenues and other significant areas that involve management’s judgment and estimates. These significant policies and our procedures related to these policies are described in detail below. In addition, please refer to Note 1. Summary of Business and Significant Accounting Policies, in the Notes to Consolidated Financial Statements of this Annual Report Form 10-K for further discussion of our accounting policies.

Revenue Recognition

On January 1, 2018, we adopted the requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) as discussed further in Recently Adopted Accounting Pronouncements below. ASC 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, references to ASC 606 used herein refer to both ASC 606 and Subtopic 340-40.

We account for revenue contracts with customers by applying the requirements of ASC 606, which include the following steps:

•                  Identification of the contract, or contracts, with the customer;

•                  Identification of the performance obligations in the contract;

•                  Determination of the transaction price;

•                  Allocation of the transaction price to the performance obligations in the contract; and

•                  Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Our revenues are derived primarily from benefit service administration, interchange fees, commissions revenue, and other revenue. Other revenue includes services related to enrollment and eligibility, non-healthcare, and employee account administration (i.e., tuition and health club reimbursements) and project-related professional services. We account for individual products and services separately if they are distinct-that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

We account for a contract with a customer when there is approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We measure revenue based on the consideration specified in the contract with each customer, net of any sales incentives and taxes collected on behalf of government authorities. To the extent the transaction price includes variable consideration, and we are unable to apply the variable consideration allocation exception, we estimate the amount of variable consideration that should be included in the transaction price utilizing the expected value method based on term of billing arrangements and historical data. We recognize revenue in a manner that best depicts the transfer of promised goods or services to the customer, when control of the product or service is transferred to a customer. We make significant judgments when determining the appropriate timing of revenue recognition.

Based upon similar operational and economic characteristics, the Company’s revenues are disaggregated into Healthcare, Commuter, COBRA and Other revenue. The Company believes these revenue categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

•                  Healthcare and commuter programs include revenues generated from the monthly administration services based on employee participant levels and interchange and other commission revenues.

•                  COBRA revenue is generated from the administration of continuation of coverage services for participants who are no longer eligible for the employer’s health benefits, such as medical, dental, vision and for the continued administration of employee participants’ Health Reimbursement Arrangements (“HRAs”), and certain healthcare Flexible Spending Accounts (“FSAs”).

•                  Other revenue includes services related to enrollment and eligibility, non-healthcare, employee account administration (i.e., tuition and health club reimbursements).

Within our Healthcare and Commuter service lines, we have determined that our administration services are a single continuous service comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e. distinct days of service). These services are consumed as they are received and the Company recognizes service revenue over time on a monthly basis as it satisfies its performance obligations. As such, the Company recognizes revenue in each month for the administration services provided in that month using the variable consideration allocation exception.  The Company applies this exception because it concluded that the nature of its obligations and the variable payment terms are aligned and the uncertainty related to the consideration is resolved on a monthly basis as the Company satisfies its obligations. The administration services are typically billed in the period in which services are performed.

COBRA requires employers to make health coverage available for terminated employees for a period of up to 36 months post-termination. Similar to our Healthcare and Commuter service lines, our COBRA administration services are a single continuous service. These services are consumed as they are received and the Company recognizes service revenue over time on a monthly basis as it satisfies its performance obligations. As such, the Company recognizes revenue in each month for the COBRA administration services provided in that month using the variable consideration allocation exception. The administration services are typically billed in the period in which services are performed.

We also recognize revenues that are generated from the use of debit cards used by employee participants related to the distribution, management and monitoring of such cards which are used by participants in connection with our benefits administration services for Healthcare and Commuter service lines. These related fees are known as interchange fees and are based upon a percentage of the amounts transacted on each card. We have determined that our performance obligation for interchange is a single continuous service, which is satisfied over time each month. Therefore, we recognize interchange revenue on a monthly basis based on the services provided and use the variable consideration allocation exception. The interchange revenues are typically billed in the period in which services are performed.

Professional services revenue consists of fees related to services provided to the Company’s employer clients to accommodate their reporting or administrative requirements. We recognize revenue from professional services as the services are performed or upon written acceptance from customers, if applicable, or acceptance provisions have lapsed assuming all other conditions for revenue recognition noted above have been met.

Contract Assets Contract assets include amounts related to our enforceable right to consideration for completed performance obligations not yet invoiced. The contract assets are transferred to the receivables balance when the rights become unconditional.

Contract Liabilities Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. We generally invoice our customers for services as they are provided on a monthly basis, however in limited instances we may invoice in advance of services to be provided. Contract liabilities are recognized as revenue when the services are provided to the customer. Contract liabilities that are anticipated to be recognized during the succeeding twelve-month period are recorded as current deferred revenue and the remaining portion is recorded as noncurrent.

Contract Costs ASC 606 requires the recognition of an asset for the incremental costs of obtaining a contract with a customer if the entity expects to recover such costs. Incremental costs are costs that would not have been incurred if the contract had not been obtained. Examples of contract costs are commissions paid to sales personnel. Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit that has been determined to be six years which approximates the transfer of benefits to customers. The Company determined the period of benefit by taking into consideration the length of customer contracts, useful life of developed technology, regulatory oversight the Company is subject to, and other factors. Amortization expense is included in sales and marketing expenses in the Consolidated Statements of Income.

Stock-based Compensation

Stock-based compensation expense is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes or Monte Carlo option pricing model or the market value of our stock on the grant date and is recognized as an expense over the requisite service period, which is generally the vesting period. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the estimated volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, estimated forfeitures and expected dividends.

RSUs and Performance-contingent Stock Units (“PSUs”) are measured based on the fair market values of the underlying stock on the dates of grant. The vesting of PSUs awarded is conditioned upon the attainment of performance objectives over a specified period and upon continued employment through the applicable vesting date. At the end of the performance period, shares of stock subject to PSUs vest based upon both the level of achievement of performance objectives within the performance period and continued employment through the applicable vesting date.

Stock-based compensation expense is calculated based on awards ultimately expected to vest and is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated annual forfeiture rates for stock options, RSUs, and PSUs are based on historical forfeiture experience.

The estimated fair value of stock options and RSUs are expensed on a straight-line basis over the vesting term of the grant and the estimated fair value of PSUs are expensed using an accelerated method over the term of the award once management has determined that it is probable that the performance objective will be achieved. Compensation expense is recorded over the requisite service period based on management’s best estimate as to whether it is probable that the shares awarded are expected to vest. Management assesses the probability of the performance milestones being met on a continuous basis.

We estimate expected volatility based on the historical volatility of comparable companies from a representative peer-group as well as our own historical volatility. We estimate expected term based on historical experience, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior such as exercises and forfeitures. We based the risk-free interest rate on zero-coupon yields implied from U.S. Treasury issues with remaining terms similar to the expected term on the options. We do not anticipate paying any cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the option pricing model. We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The estimated attainment of performance-based awards and related expense is based on the expectations of revenue and earnings before interest, tax and depreciation and amortization (“EBITDA”) target achievement over a specified three year performance period. If we use different assumptions for estimating stock-based compensation expense in future periods, or if actual forfeitures differ materially from our estimated forfeitures, future stock-based compensation expense may differ significantly from what we have recorded in the current period and could materially affect our income from operations, net income and net income per share.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents, consist of cash on deposit with banks and money market funds, stated at cost, as well as commercial paper with an original maturity of less than 90 days as further described under Marketable Securities below. To the extent the Company’s contracts do not provide for any restrictions on the Company’s use of cash that it receives from clients, the cash is recorded as cash and cash equivalents.

The majority of the Company’s cash represents funding and pre-funding balances received from customers for which the Company has a corresponding current obligation. In all cases where we have collected cash from a customer but not fulfilled services (the payment of participant healthcare claims or commuter benefits), the Company recognizes a related liability to its customers, classified as customer obligations in the accompanying consolidated balance sheets.

Restricted cash represents cash used to collateralize standby letters of credit which were issued to the benefit of a third party to secure a contract with the Company.

Marketable Securities

The Company determines the classification of its investments in marketable securities at the time of purchase and accounts for them as available-for-sale. Marketable securities of highly liquid investments with stated maturities of three months or less when purchased are classified as cash equivalents and those with stated maturities of between three months and one year as short-term investments. Marketable securities with maturities beyond twelve months are also included in short-term investments within current assets as the Company intends for its investments to support current operations and other strategic initiatives. These securities are reported at fair value, which includes the accrued interest of interest-bearing securities. Unrealized gains and losses, net of taxes, are included in accumulated other comprehensive loss as a component of stockholders’ equity, except for unrealized losses determined to be other-than-temporary which will be recorded within other income (expense). Realized gains and losses on the sale of marketable securities are recorded in other income (expense).

Receivables

Receivables represent both trade receivables from customers in relation to fees for the Company’s services and unpaid amounts for benefit services provided by third-party vendors, such as transit agencies and healthcare providers for which the Company records a receivable for funding and a corresponding customer obligations liability until the Company disburses the balances to the vendors.  The Company provides for an allowance for doubtful accounts by specifically identifying accounts with a risk of collectability and providing an estimate of the loss exposure. The Company reviews its allowance for doubtful accounts on a quarterly basis.  Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The Company offsets on a customer by customer basis unpaid amounts for benefit services and customer obligation balances for financial reporting presentation. Additionally, the Company offsets outstanding trade and non-trade receivables, including any debit or credit memos, against any prefund balances after plan year close or upon termination of services both based on the completion of a full reconciliation with the customer.

Impairment of Long-lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. An impairment of long-lived assets exists when the carrying amount of a long-lived asset group, exceeds its fair value. Impairment losses are recorded when the carrying amount of the impaired asset group is not recoverable. Recoverability is determined by comparing the carrying amount of the asset or asset group to the undiscounted cash flows which are expected to be generated from its use. If the carrying amount of the asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds its fair value.

Acquisitions, Goodwill and Definite lived Intangible Assets

The cost of an acquisition is allocated to the tangible assets and definite lived intangible assets acquired and liabilities assumed based on their fair value at the date of acquisition. Goodwill represents the excess cost over the fair value of net assets acquired in the acquisition and is not amortized, but rather is tested for impairment.

Definite lived intangible assets, consisting of client/broker contracts and relationships, trade names, technology, noncompete agreements and favorable lease arrangements, are stated at cost less accumulated amortization. All definite lived intangible assets are amortized on a straight-line basis over their estimated remaining economic lives, generally ranging from one to ten years. Amortization expense related to these intangible assets is included in amortization expense on the consolidated statements of income.

The Company performs a goodwill impairment test at least annually and more frequently if events and circumstances indicate that the asset might be impaired. In 2018, we changed the date of our annual impairment test from

December 31 to October 1. The change was made to more closely align the impairment testing date with our long-range planning and forecasting process, and does not represent a material change to a method of applying an accounting principle. The change in accounting principle related to changing our annual impairment testing date did not delay, accelerate, or avoid an impairment charge.

The following are examples of triggering events that could indicate that the fair value of a reporting unit has fallen below the unit’s carrying amount:

•                  A significant adverse change in legal factors or in the business climate

•                  An adverse action or assessment by a regulator

•                  Unanticipated competition

•                  A loss of key personnel

•                  A more-likely than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of

An impairment loss is recognized to the extent that the carrying amount exceeds the reporting unit’s fair value. When reviewing goodwill for impairment, the Company assesses whether goodwill should be allocated to operating levels lower than the Company’s single operating segment for which discrete financial information is available and reviewed for decision-making purposes. These lower levels are referred to as reporting units. The Company’s chief operating decision maker, the Chief Executive Officer, does not allocate resources or assess performance at the individual healthcare, commuter, COBRA or other revenue stream level, but rather at the operating segment level. Discrete financial information is therefore not maintained at the revenue stream level. The Company’s one reporting unit was determined to be the Company’s one operating segment.

The goodwill impairment analysis is a two-step process: first, the reporting unit’s estimated fair value is compared to its carrying value, including goodwill. If the Company determines that the estimated fair value of the reporting unit is less than its carrying value, the Company moves to the second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds its implied fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the reporting unit in a manner similar to a purchase price allocation.

Whenever events or circumstances change, entities have the option to first make a qualitative evaluation about the likelihood of goodwill impairment. If impairment is deemed more likely than not, management would perform the two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. In assessing the qualitative factors, the Company assesses relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. The judgment and assumptions include the identification of macroeconomic conditions, industry and market considerations, overall financial performance, Company specific events and share price trends and making the assessment on whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact.

Customer Obligations Liability

Many of our customer agreements include provisions whereby our customer remit funds to us which represent prefunds of employer / client and employee participant contributions related to FSA, HRA and commuter programs. The agreements do not represent restricted cash and accordingly the amounts received are included in cash and cash equivalents on our consolidated balance sheets with a corresponding liability recorded as customer obligations. Our customers generally provide us with prefunds for their FSA and HRA programs based on a percentage of projected spending by the employee participants for the plan year and other factors. In the case of our commuter program, at the beginning of each month we receive prefunds based on the employee participants’ monthly elections. These prefunds are typically replenished throughout the year by our FSA, HRA and commuter clients as customers are provided benefits under these programs.

The Company offsets on a customer by customer basis unpaid amounts for benefit services and customer obligation balances for financial reporting presentation. Additionally, the Company offsets outstanding trade and non-trade receivables, including any debit or credit memos, against any prefund balances after plan year close or upon termination of services both based on the completion of a full reconciliation with the customer.

Business Combination

We record acquisitions using the acquisition method of accounting. All of the assets acquired and liabilities assumed, are recognized at their fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and net intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant judgments, estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to allocate purchase price consideration. Our estimates are based on historical experience, information obtained from the management of the acquired companies and, assistance from independent third-party appraisal firms. Our significant assumptions and estimates include, but are not limited to, the cash flows for customer relationships, developed technology, the estimated cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates. See Note 4, Acquisitions and Channel Partner Arrangements in the Notes to our Consolidated Financial Statements included in this Annual Report on Form 10-K.

Recent Accounting Pronouncements

See Note 1, Summary of Business and Significant Accounting Policies in the Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for the impact of certain recent accounting pronouncements on our consolidated financial statements.

Results of Operations

Revenues

	Year Ended December 31,						Change from prior year
	2018	% of Revenue	2017	% of Revenue	2016	% of Revenue	2018	2017
	(in thousands)
Revenues:
Healthcare	$274,861	58%	$274,815	58%	$195,108	55%	$46	$79,707
COBRA	106,161	23%	111,607	23%	73,765	21%	(5,446)	37,842
Commuter	75,936	16%	72,874	15%	70,215	20%	3,062	2,659
Other	15,226	3%	16,799	4%	16,473	4%	(1,573)	326
Total revenues	$472,184	100%	$476,095	100%	$355,561	100%	$(3,911)	$120,534

Healthcare Revenue

We derive our healthcare revenue primarily from the service fees paid by our employer clients for the administration services we provide in connection with their employee participants’ FSAs, HRAs and HSAs. We also earn interchange revenue paid by financial institutions related to transaction fees on debit cards used by employee participants in connection with all of our healthcare programs and through our wholesale card program, and revenue from self-service plan kits called Premium Only Plan kits.

The increase in healthcare revenue from 2017 to 2018 was driven by an increase in HSA clients and custodial interest, partially offset by a reduction in FSA clients.

The $79.7 million, or 41% increase in healthcare revenue from 2016 to 2017 was driven by an increase in FSA and HSA revenue due to the addition of new clients, including FSAFEDS, and growth in employee participation in the programs. The increase in healthcare revenue was also driven by the ADP CHSA Business acquired in November 2016 which includes interchange services. The acquired ADP business contributed approximately $55.8 million of additional revenue during the year ended December 31, 2017.

COBRA Revenue

COBRA revenue is derived from administration services we provide to employer clients for continuation of coverage for participants who are no longer eligible for the employer’s health benefits, such as medical, dental and vision, and for the continued administration of the employee participants’ HRAs and certain healthcare FSAs.

The $5.4 million, or 5% decrease in COBRA revenue from 2017 to 2018 was driven by a decrease in clients due to a combination of partnership termination and ADP platform losses, partially offset by an increase in annual notice fees.

The $37.8 million, or 51% increase in COBRA revenue from 2016 to 2017 was driven primarily by the ADP COBRA Business acquired in November 2016. Additionally, COBRA revenue increased as a result of revenue generated from our Ceridian business with customers joining throughout the first half of 2016. The acquired ADP business contributed approximately $33.4 million of additional revenue during the year ended December 31, 2017.

Commuter Revenue

We derive our commuter revenue from monthly service fees paid by our employer clients, interchange revenue paid by financial institutions related to transaction fees on debit cards used by employee participants in connection with our commuter solutions and commissions from the sale of transit passes used in our commuter solutions which we purchase from various transit agencies on behalf of employee participants.

The $3.1 million, or 4% increase in commuter revenue from 2017 to 2018 was primarily due to the addition of clients, growth in the number of employee participants and an increase in interchange fee revenue.

The $2.7 million, or 4% increase in commuter revenue from 2016 to 2017 was primarily due to the addition of clients, growth in the number of employee participants and an increase in interchange fee revenue.

Other Revenue

Other revenue includes enrollment and eligibility services, employee account administration (i.e., tuition and health club reimbursements) and project-related professional fees.

The $1.6 million, or 9% decrease in other revenue from 2017 to 2018 was driven by a decrease in enrollment and eligibility services.

The $0.3 million, or 2% increase in other revenue from 2016 to 2017 is not significant.

Cost of Revenues

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Cost of revenues (excluding amortization of internal use software)	$154,804	$173,661	$129,046	$(18,857)	$44,615
Percentage of revenue	33%	36%	36%

Cost of revenues consist of direct expenses for claims processing, product support and customer service personnel, outsourced and temporary labor, check/ACH payment processing services, debit card processing services, shipping and handling, passes and employee participant communications.

The $18.9 million, or 11% decrease in cost of revenues from 2017 to 2018 was driven by lower outside service provider costs due to lower transitional costs and lower employee and office/facilities costs, partially offset by higher technology  costs.

The $44.6 million or 35% increase in cost of revenues from 2016 to 2017 was primarily due to increases in outsourced services and compensation costs for headcount to support the ADP CHSA/COBRA Business acquired in November 2016. We also incurred additional compensation costs to administer FSAFEDS.

Cost of revenues will continue to be affected by our portfolio purchases, acquisitions and channel partner arrangements. Prior to migrating to our proprietary technology platforms, these new portfolios often operate with higher service delivery costs that result in increased cost of revenues until we are able to complete the migration process, which typically occurs over the 12 to 24 month period following closing of the portfolio purchase or acquisition.

Technology and Development

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Technology and development	$53,079	$56,362	$44,719	$(3,283)	$11,643
Percent of revenue	11%	12%	13%

Technology and development expenses consist of personnel and related expenses, outsourced programming services, on-demand technology infrastructure, and expenses associated with equipment and software development.

The $3.3 million, or 6% decrease in technology and development expenses from 2017 to 2018 was driven by a decrease in outside service provider costs, partially offset by increased software expenses and depreciation.

The $11.6 million, or 26% increase in technology and development expenses from 2016 to 2017 was primarily due to an increase in compensation costs to support the ADP CHSA/COBRA Business and to administer FSAFEDS. We also incurred additional compensation costs to service clients acquired from Ceridian. Additionally, our outsourced service costs also increased to support the ADP CHSA Business acquired in November 2016.

We intend to continue enhancing the functionality of our software platform and increase investment in research and development as part of our continuous effort to improve our employer client and employee participant experience and to maintain and enhance our control and compliance environment. The timing of development and enhancement projects, including the nature of expenditures as well as the phase of the project that could require capitalization or expense treatment, will significantly affect our technology and development expense both in dollar amount and as a percentage of revenues.

Sales and Marketing

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Sales and marketing	$73,092	$64,111	$57,083	$8,981	$7,028
Percent of revenue	15%	13%	16%

Sales and marketing expenses consist primarily of compensation and related benefit costs for our sales, client services and marketing staff, including sales commissions for our direct sales force and external agents and brokers, as well as communication, promotional, public relations and other marketing expenses.

The $9.0 million or 14% increase in sales and marketing expense from 2017 to 2018 was driven by increased employee costs, partially offset by decreased outside service provider costs.

The $7.0 million or 12% increase in sales and marketing expense from 2016 to 2017 was primarily due to an increase in compensation and related benefit costs to support client relationships, attributed primarily to increased costs after the ADP acquisition.

We continue to invest in sales, client services and marketing by hiring additional personnel and continuing to build our broker and channel relationships. We also promote our brand through a variety of marketing and public relations activities. As a result, we expect our sales and marketing expenses to increase in dollar amounts in future periods.

General and Administrative

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
General and administrative	$101,577	$72,150	$60,324	$29,427	$11,826
Percent of revenue	22%	15%	17%

General and administrative expenses include personnel and related expenses and professional fees incurred by our executive, finance, legal, human resources and facilities departments.

The $29.4 million, or 41% increase in general and administrative expenses from 2017 to 2018 was driven by an increase in professional fees attributed to the restatement and audit committee investigations, partially offset by a decrease in stock-based compensation expense due to executive departures and a decline in stock price.

The $11.8 million, or 20% increase in general and administrative expenses from 2016 to 2017 was primarily due to an increase in headcount and related benefit costs including stock-based compensation expense. As a result of our growth, we increased headcount, incurred additional client costs and increased various outsourced administrative services. Additionally, our facility costs increased as we expanded our operations.

As we continue to grow, we expect our general and administrative expenses to increase in absolute dollars as we expand general and administrative headcount to support our continued growth. In addition, we expect the expenses to remain at the elevated levels in the future as a result of professional fees in connection with our restatement and control remediation activities.

Amortization and Impairment

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Amortization and impairment	$41,456	$37,890	$37,175	$3,566	$715
Percent of revenue	9%	8%	10%

Our amortization consists of two components: amortization of internal use software and amortization of acquired intangible assets. We capitalize our software development costs related to the development and enhancement of our business solution. When the technology is available for its intended use, the capitalized costs are amortized over the technology’s estimated useful life, which is generally four years. Acquisition-related intangible assets are also amortized over their estimated useful lives.

The $3.6 million or 9% increase in amortization from 2017 to 2018 was driven by an increase in amortization of internal use software due to increased investment in software development projects.

The $0.7 million or 2% increase in amortization from 2016 to 2017 was driven primarily by the amortization of intangible assets acquired in November 2016 in connection with the ADP CHSA/COBRA Business combination, partially offset by a decrease in amortization expense related to two one-time events that occurred in 2016. In 2016, we terminated a significant customer relationship in our health insurance exchange business resulting in a $3.8 million acceleration of amortization expense. Additionally, in 2016, we recorded a $3.7 million impairment charge for KP Connector, as discussed in Note 7 Property and Equipment.

Employee Termination and Other Charges

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Employee termination and other charges	$3,792	$1,489	$1,147	$2,303	$342

The $2.3 million or 155% increase from 2017 to 2018 was driven by executive departures in 2018.

The $0.3 million or 30% increase from 2016 to 2017 is not significant.

Other Income (Expense)

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Interest income	$5,849	$1,147	$406	$4,702	$741
Interest expense	(10,087)	(7,293)	(2,717)	(2,794)	(4,576)
Other income (expense)	(31)	(316)	1,075	285	(1,391)

The $4.7 million, or 410% increase in interest income from 2017 to 2018 was driven by a full year of investing activity during 2018 as we commenced our investment program during the third quarter of 2017. Additionally, during 2018, we continued to add to the size of our investment portfolio.

The $0.7 million, or 183% increase in interest income from 2016 to 2017 was driven by an increase in interest rates in 2017.

The $2.8 million, or 38% increase in interest expense from 2017 to 2018 was driven by increased borrowings on our revolving credit facility in 2017.

The $4.6 million, or 168% increase in interest expense from 2016 to 2017 was due to a significant increase in our debt at the end of 2016 that remained outstanding throughout 2017. In November 2016, we borrowed approximately $169.9 million to acquire the ADP CHSA/COBRA Business. This debt remained outstanding in 2017 resulting in an increase in interest expense.

The $0.3 million, or 90% change in other income (expense) from 2017 to 2018 was not significant.

The $1.4 million or 129% change in other income (expense) from 2016 to 2017 was driven by insurance settlement proceeds received in 2016 related to an insurance claim in 2015.

Income Taxes

We are subject to income taxes in the United States. Significant judgments are required in evaluating our uncertain tax positions and determining our provision for income taxes.

We use the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to an amount whose realization is more likely than not.

Management periodically evaluates if it is more likely than not that some or all of the deferred tax assets will be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial performance. In order to support a conclusion that a valuation allowance is not needed, positive evidence of sufficient quantity and quality (objective compared to subjective) is necessary to overcome negative evidence.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, we recognize tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when, despite the belief that our tax return positions are supportable, we believe that certain positions may not be more likely than not of being sustained upon review by tax authorities. As of December 31, 2018, our unrecognized tax benefits approximated $5.6 million and we have no uncertain tax positions that would be reduced as a result of a lapse of the applicable statute of limitations. We believe that our accruals for tax liabilities are adequate for all open audit years based on our assessment of many factors, including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. We do not anticipate any adjustments would result in a material change to our financial position. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

In the future, if there is a significant negative change in our operating results or the other factors that were considered in making this determination, we could be required to record a valuation allowance against our deferred tax assets. Any subsequent increases in the valuation allowance will be recognized as an increase in deferred tax expense. Any decreases in the valuation allowance will be recorded as a reduction of the income tax provision.

	Year Ended December 31,			Change from prior year
	2018	2017	2016	2018	2017
	(in thousands)
Income before income taxes	$40,115	$63,970	$24,831
Income taxes provision	(14,145)	(9,583)	(8,929)	$(4,562)	$(654)
Effective tax rate	35.26%	14.98%	35.96%

On December 22, 2017, the U.S. government enacted the Tax Act. The Tax Act introduces tax reform that reduces the current corporate federal income tax rate from 35% to 21%, among other changes. The rate reduction is effective January 1, 2018. We have determined that the Tax Act requires a revaluation of our net deferred tax asset upon its enactment during the quarter ended December 31, 2017 and recorded a charge to income tax expense of $0.3 million.

The $4.6 million or 48% increase in the provision for income taxes from 2017 to 2018 was primarily driven by the effect of the covered employee compensation limitation pursuant to the Tax Act, State tax expense and stock based compensation.

The $0.7 million or 7% increase in the provision for income taxes from 2016 to 2017 was primarily due to the recognition of excess tax benefits on stock-based compensation pursuant to the adoption of ASU 2016-09 offset by the increase in provisional income tax expense related to the revaluation of net deferred tax assets as a result of the Tax Act and increase in income before taxes.

Liquidity and Capital Resources

At December 31, 2018, our principal sources of liquidity were cash and cash equivalents totaling $898.4 million and short-term investments totaling $222.2 million comprised primarily of funding by clients of amounts to be paid on behalf of employee participants as well as other cash flows from operating activities. For the year ended December 31, 2018, our cash flow from operating activities provided $178.7 million.

We believe that our existing cash and cash equivalents, short-term investments, available credit from our revolving credit facility and expected cash flow from operations will be sufficient to meet our working capital, debt, capital expenditures and stock repurchase needs, as well as anticipated cash requirements for potential future portfolio purchases, over at least the next 12 months. We have historically been able to fulfill our obligations as incurred and expect to continue to fulfill our obligations in the future. Our expectation is based on our current and anticipated client retention rates and our continuing funding model in which the vast majority of our enterprise clients provide us with prefunds as more fully described below under “—Prefunds.” To the extent these current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, including any potential portfolio purchases, we may need to raise additional funds through public or private equity or debt financing. We cannot provide assurance that we will be able to raise additional funds on favorable terms, if at all.

Prefunds

Under our contracts with the vast majority of our employer clients, we receive prefunds that have been and are expected to continue to be a significant source of cash flows from operating activities. Our client contracts do not contain restrictions on our use of client prefunds and, as a result, each prefund is reflected in cash and cash equivalents on our consolidated balance sheets with an equivalent customer obligation recorded as a liability as the prefund is received. Changes in these prefunds and the corresponding customer obligations are reflected in our cash flows from operating activities. The timing of when employer clients make their prefunds as well as the timing of when we make payments on behalf of employee participants can significantly affect our cash flows.

The operation of these prefunds for our employer clients throughout the year typically is as follows: at the beginning of a plan year, these employer clients provide us with prefunds for their FSA and HRA programs based on a percentage of projected spending by the employee participants for the plan year and other factors. In the case of our commuter program, at the beginning of each month we receive prefunds based on the employee participants’ monthly elections. These prefunds are typically replenished on a weekly basis by our FSA and HRA employer clients and on a monthly basis by our commuter employer clients, in each case, after we have advanced the funds necessary to process employee participants’ FSA and HRA claims as they are submitted to us and to pay vendors relating to our commuter programs. As a result, our cash balances can vary significantly depending upon the timing of invoicing, the date payment is received from our employer clients of reimbursement for payments we have made on behalf of employee participants. This prefunding activity covers our estimate of approximately one week of spending on behalf of the employer client’s employee participants. We do not require a prefund to administer any of our HSA programs because employee participants in these programs only have access to funds they have previously contributed.

Revolving Credit Facility (Credit Agreement)

On August 1, 2016, we entered into a First Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with MUFG Union Bank, N.A., as administrative agent (“Agent”) to increase the revolving credit facility credit limit from $150.0 million to $250.0 million. The Amended Credit Agreement did not change our $15.0 million subfacility limit or our option to increase our commitments up to $100.0 million. The credit facility’s maturity date, June 5, 2020, and interest rate, London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.25% to 1.75%, also remained unchanged. Subsequent to entering the Amended Credit Agreement, we borrowed additional funds in the amount of $169.9 million from the revolving credit facility in connection with the acquisition of the ADP CHSA/COBRA Business. In connection with the Amended Credit Agreement, we incurred fees of approximately $0.2 million, which are being amortized over the term of the amendment.

On April 4, 2017, we entered into a Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) with the Agent. The Second Amended Credit Agreement amended and restated our existing Amended Credit Agreement, and increased our borrowing capacity under the revolving credit facility to $400.0 million, with a

$15.0 million letter of credit subfacility. The Second Amended Credit Agreement contains an increase option permitting us, subject to certain conditions and requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $100.0 million in additional commitments. Loan proceeds may be used for general corporate purposes, including acquisitions permitted under the Second Amended Credit Agreement. We may prepay loans under the Second Amended Credit Agreement in whole or in part at any time without premium or penalty. In connection with this Second Amended Credit Agreement, we incurred fees of approximately $1.9 million, which are being amortized over the term of the Second Amended Credit Agreement. The fees incurred are presented as a direct deduction from long-term debt in the consolidated balance sheets.

The loans bear interest, at our option, at either (i) LIBOR determined in accordance with the Second Amended Credit Agreement, plus a margin ranging from 1.25% to 2.25%, or (ii) a base rate determined in accordance with the Second Amended Credit Agreement, plus a margin ranging from 0.25% to 1.25%, in either case with such margin determined based on our consolidated leverage ratio for the preceding fourth fiscal quarter period. Interest is due and payable in arrears quarterly for base rate loans and at the end of an interest period for LIBOR rate loans. Principal, together with all accrued and unpaid interest, is due and payable  on April 4, 2022. Our obligations under the Second Amended Credit Agreement are secured by substantially all of our assets, and our existing and future material subsidiaries are also required to guarantee our obligations under the Second Amended Credit Agreement. We elected option (i) and, as of December 31, 2018, the interest rate applicable to the revolving credit facility was 3.89%. As of December 31, 2018, we had $247.0 million outstanding under the revolving credit facility and $150.2 million unused revolving credit facility still available to borrow under the Second Amended Credit Agreement. We are currently in compliance with all financial and non-financial covenants under the credit facility after considering the reporting extension agreement described below.

Reporting Extension Agreements

On April 5, 2018, our Board concluded the previously issued financial statements for (i) the quarterly periods ended September 30, June 30 and March 31, 2017, (ii) the annual period ended December 31, 2016 and (iii) the quarterly periods ended September 30 and June 30, 2016 should be restated and should no longer be relied upon. Consequently, we did not meet our obligation to provide our financial statements to the Agent by the contractual delivery date. In March 2018, we entered into a Reporting Extension Agreement (the “Extension Agreement”), by and among the Company, the lenders party thereto and MUFG Union Bank, N.A., as administrative agent to extend the time period for delivery to Agent and the lenders our delinquent financial statements to June 30, 2018. In June 2018, we entered into a Second Reporting Extension Agreement and paid the Agent $0.8 million to extend the delivery date of our delinquent financial statements to March 16, 2019. In March 2019, the Company entered into a Third Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of any remaining delinquent financial statements to May 10, 2019. In May 2019, the Company entered into a Fourth Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of the 2018 Annual Report on Form 10-K to May 31, 2019.

Public Stock Offering

On June 20, 2017, we closed a public stock offering and sold 1,954,852 shares of our common stock at $69.25 per share, for proceeds of approximately $130.8 million, net of underwriting discounts and commissions and other offering costs. Certain selling stockholders sold 545,148 shares of common stock in the offering for which we did not receive any proceeds. Selling stockholders received proceeds net of their proportionate share of the total underwriting discounts and commissions. We also granted the underwriters a 30-day overallotment option to purchase up to an additional 375,000 shares of our common stock at $69.25 per share prior to the underwriting discount. The overallotment option expired unexercised.

Share Repurchase Program

On August 6, 2015, our Board authorized a $100.0 million stock repurchase program for 3 years which commenced on November 5, 2015 and expired on November 4, 2018. There were no shares of common stock repurchased during the year ended December 31, 2018.  In 2017, we repurchased 134,900 shares of our common stock for a total cost of $7.9 million, or an average price of $58.82 per share.

On March 11, 2019, the Company’s Board of Directors authorized a $150 million stock repurchase program for 3 years which commenced on March 13, 2019 and expires on March 12, 2022. Stock repurchases may be made from time-to-time in open market transactions, privately negotiated transactions, through accelerated share repurchase programs, or by any combination of such methods. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including our stock price, corporate and regulatory requirements, restrictions under our debt obligations and other market and economic conditions. No shares of common stock have been repurchased under this program to date.

Cash Flows

The following table presents information regarding our cash flows:

	Year Ended December 31,
	2018	2017	2016
	(in thousands)
Net cash provided by operating activities	$178,655	$217,809	$268,942
Net cash used in investing activities	(60,457)	(237,203)	(283,404)
Net cash provided by financing activities	884	126,130	186,153
Net increase in cash and cash equivalents	$119,082	$106,736	$171,691

Cash Flows from Operating Activities

Net cash provided by operating activities decreased in 2018 as compared to 2017 by $39.2 million. Cash provided by operating activities in 2018 is comprised of net income of $26.0 million, adjusted upward for non-cash items related to depreciation, amortization and impairment of $56.0 million, stock-based compensation expense of $18.1 million, amortization of deferred sales commissions of $2.8 million and other non-cash items of $7.3 million in aggregate, and changes in operating assets and liabilities providing a net increase of $68.5 million.

Net cash provided by operating activities decreased in 2017 as compared to 2016 by $51.1 million. Cash provided by operating activities in 2017 was composed of net income of $54.4 million, adjusted upward for non-cash items related to depreciation, amortization and impairment of $49.7 million, stock-based compensation of $25.6 million, deferred taxes of $9.3 million and other non-cash upward adjustments of $0.4 million in aggregate, and changes in operating assets and liabilities providing a net increase of $78.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities decreased by $176.7 million from 2017 to 2018. Cash used in investing activities in 2018 was composed of net purchases of investments of $26.7 million, capital expenditures of $33.5 million, and purchases of intangible assets of $0.2 million.

Net cash used in investing activities decreased by $46.2 million from 2016 to 2017. Cash used in investing activities in 2016 was composed of net purchases of investments of $195.8 million, capital expenditures of $36.8 million, and purchases of intangible assets of $4.7 million.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased by $125.2 million from 2017 to 2018. Cash used in financing activities in 2018 was composed of proceeds from common stock exercises and issuances under the Employee Stock Purchase Plan of $2.3 million, payments of debt issuance costs related to the Reporting Extension Agreement of $0.8 million, and other financing cash outflows of $0.6 million in aggregate.

Net cash provided by financing activities decreased by $60.0 million from 2016 to 2017 as we received $130.8 million in proceeds from our public stock offering in 2017 as compared to 2016 when we received $169.9 million in net proceeds from our debt issuance.

Contractual Obligations

The following table describes our contractual obligations as of December 31, 2018:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt obligations (1)	$247,000	$—	$—	$247,000	$—
Interest on long-term debt obligations (2)	31,682	9,601	19,201	2,880	—
Operating lease obligations (3)	43,332	9,479	19,346	8,844	5,663
Other contractual obligations (4)	175	175	—	—	—
Total	$322,189	$19,255	$38,547	$258,724	$5,663

(1)                                 As of December 31, 2018, maximum total borrowings under the revolving credit facility is $400.0 million with a base interest rate determined in accordance with the Second Amended Credit Agreement terms: LIBOR plus a spread of 1.25% to 2.25% per annum. The debt maturity date is April 4, 2022. As of December 31, 2018, our outstanding principal of $247.0 million is presented net of debt issuance costs on our consolidated balance sheets. The debt issuance costs are not included in the table above.

(2)                                 Estimated interest payments assume the interest rate applicable as of December 31, 2018 of 3.89% per annum on a $247.0 million outstanding principal amount.

(3)                                 We lease facilities under non-cancelable operating leases expiring at various dates through 2028.

(4)                                 Other contractual obligations consist of vendor obligations related to our data centers.

Future minimum lease payments under capital lease obligations are not included in the table above. As of December 31, 2018, there were $0.4 million of future capital lease obligation payments.  The Company has no future minimum lease payments under capital leases obligations extending beyond 2020.

Off-Balance Sheet Arrangements

Other than outstanding letters of credit issued under our revolving credit facility, we do not have any off-balance sheet arrangements. The majority of the standby letters of credit mature in one year. However, in the ordinary course of business, we will continue to renew or modify the terms of the letters of credit to support business requirements. The letters of credit are contingent liabilities, supported by our revolving credit facility, and are not reflected on our consolidated balance sheets.